PRESS RELEASE

Available for Immediate Release

Contacts:   Thomas T. Hawker, President / Chief Executive Officer: (209) 725-2276
Web site www.ccow.com / Media Contact: Danielle LeBouef (559) 438-2040

Capital Corp of the West Names New General Counsel

Merced, California, May 19, 2006 - The parent company of County Bank, Capital Corp of the West (NASDAQ:NMS: CCOW) has announced the appointment of Richard de la Peña as its new Executive Vice President and General Counsel.

Mr. de la Peña has an extensive background in law and has provided counsel to banking institutions for more than 20 years. In making the announcement, Tom Hawker, Chief Executive Officer of Capital Corp of the West (CCOW) said, “Mr. de la Peña brings a strong legal, as well as banking, background to our team. He will be a great asset to us as he ensures that we comply with new laws and regulations, as well as advise on pending laws that might affect the bank and our customers. Mr. de la Peña will also be critical in advising the bank during the execution of our strategic plan.”

Mr. de la Peña began his 29-year career in law as the staff attorney for the HEW Bureau of Hearings & Appeals in Lynwood, CA. In 1978 he first became involved in banking law, serving as the Associate Counsel for Security Pacific National Bank in Los Angeles, CA. After six years at the bank, Mr. de la Peña joined Toyota Motor Sales U.S.A., Inc. in 1984 as its Senior Counsel. In 1985, he returned to the banking industry as the General Counsel and secretary for Lockheed Finance Corporation in Burbank, CA. Mr. de la Peña was the Chief Counsel to the company and provided legal advice in the areas of commercial finance, real estate transactions, general corporate business, international finance, government contracts and regulations and employee relations matters.

Then in 1990, he joined the Fleetwood Credit Corp in Yorba Linda, CA as its General Counsel and secretary. Mr. de la Peña was the principal legal officer and member of the company’s management and credit committee. In 1996, he then joined Union Safe Deposit Bank in Stockton, CA, as its Executive Vice President/General Counsel and secretary prior to joining the Capital Corp of the West team. Mr. de la Peña was the Chief Legal Officer for Union Safe Deposit Bank for nine years and a member of the company’s management committee. He was responsible for mergers, acquisitions, corporate formations, securities, business transactions, regulatory compliance and litigation, in addition to other duties.

Mr. de la Peña received his B.A. in 1973 from the University of Southern California. He received his Juris Doctorate from Boalt Hall at the University of California, Berkley.

About Capital Corp of the West
Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 29 years of service as “Central California’s Community Bank.” Currently, County Bank has 23 branch offices as well as 8 corporate lending centers and mortgage lending offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, Santa Clara, San Joaquin, Sacramento, San Francisco and Tuolumne. County Bank is ranked fifth out of 37 banking institutions in this market area. For further information about the company’s financial performance, contact Tom Hawker, president & chief executive officer at (209) 725-2276.